EXHIBIT 99

                                                                  CON-WAY INC.
                                                                  NEWS RELEASE
                                                                     Contacts:
                                   Investor:  Patrick Fossenier 1+650-378-5353
                                   News Media:      Gary Frantz 1+650-378-5335



              CON-WAY INC. REPORTS THIRD-QUARTER 2009 RESULTS



SAN MATEO, Calif.-Nov. 3, 2009-Con-way Inc. (NYSE:CNW) today reported net income available to common shareholders for the third quarter of 2009 of

$13.5 million, or 27 cents per diluted share. The results compare to third-

quarter 2008 net income available to common shareholders of $38.8 million, or

81 cents per diluted share.



The 2009 third quarter included the effect of a change in accounting estimate related to revenue adjustments at Con-way Freight and a charge for certain discrete tax items, which reduced net income by 7 cents and 5 cents per diluted share, respectively.  Excluding these items, 2009 third-quarter earnings per diluted share were 39 cents.



The 2008 third quarter results reflected the effect of preferred stock dividends. The company subsequently converted its preferred stock to common stock on June 30 this year.



Operating income in the 2009 third quarter was $41.1 million compared to

$78.9 million earned in the third quarter a year ago.  Revenue in the 2009 third quarter was $1.13 billion, down from last year's third-quarter revenue of $1.37 billion as the recessionary economy curtailed demand for services.


Commenting on the quarter, Con-way President and CEO Douglas W. Stotlar said,

"Our operating companies have adjusted to the resetting economy. Overall, the business environment continues to present formidable challenges,

characterized by weak demand, excess capacity and pricing pressure. We expect these conditions to persist in the near term, diminishing the prospects for earnings growth."



Con-way Freight continued to post sequential quarter-to-quarter 2009 tonnage growth while yield and profits declined due to several factors. "We made a strategic decision, implemented over the past two quarters, to improve network utilization and we met this objective," noted Stotlar. "Profits were constrained due to pricing levels, higher variable operating costs associated with the tonnage growth and lower fuel surcharge revenues. While pricing is likely to remain under pressure, we believe the increased network volumes put us in a better position competitively; we are now instituting specific measures to improve operating efficiency."



Menlo Worldwide Logistics produced a second consecutive quarter of solid operating results. "Menlo did a superb job managing its costs," Stotlar said.

"These results speak to the consistent, successful execution of its business model, particularly in the 4PL segment and with its multi-client warehousing operations. Menlo continues to enjoy a strong sales pipeline and an excellent win rate on new projects, which has helped offset business declines from existing clients."



Con-way Truckload performed well in the quarter, effectively managing near-

term market challenges while expanding its service portfolio. "Profits were reduced by an asset disposition loss. Excluding this, Con-way Truckload turned in a commendable operating profit in a soft market," Stotlar noted.

"Costs remain well-controlled, asset utilization is improving and our new regional truckload operation is gaining traction. Con-way Truckload continues to be recognized for its premium service value, which is an excellent foundation for growth," he concluded.


The effective tax rate for the 2009 third quarter was 46.1 percent compared to 36.5 percent in the same period of 2008.  The 2009 tax rate was affected by discrete tax items that increased the effective tax rate, while the 2008 tax rate also included discrete tax items, which reduced the effective tax rate.



FREIGHT



For the 2009 third quarter, Con-way Freight, the company's less-than-

truckload operation, reported:



  *  Operating income of $22.8 million, a decrease of 62.7 percent from the

     $61.1 million earned in the year-ago period.  Profitability was diminished from lower pricing driven by overcapacity in the LTL market,

     and higher variable operating costs due to increased tonnage levels. The

     2009 third quarter also was affected by a change in accounting estimate related to revenue adjustments, which decreased income by $5.4 million.

     The current-quarter comparison to prior year also was affected by employee cost reductions implemented in April 2009.



  *  Revenue of $692.8 million, a 14.3 percent decline from last year's third-quarter revenue of $808.3 million.



  *  Tonnage per day increased 5.1 percent over the previous-year third quarter.



  *  Yield declined 19.4 percent from the previous-year third quarter,

     primarily reflecting the weak pricing environment from industry overcapacity. Excluding the fuel surcharge, yield declined 10.5 percent.



  *  Con-way Freight recorded an operating ratio of 96.8 in the 2009 third quarter, including the earlier-mentioned charge for the accounting estimate change.



LOGISTICS



For the third quarter of 2009, Menlo Worldwide Logistics, the company's global logistics and supply chain management operations, reported:



  *  Operating income of $9.5 million, a 159 percent increase from $3.7 million earned in the third quarter of 2008.  The results reflected effective cost controls, ongoing improvements in operating efficiency,

     and gain-share income.



  *  Revenue of $344.4 million, down 18.0 percent from the previous-year third-quarter revenue of $419.9 million. The decrease reflects a decline in fuel-surcharge revenue from previous levels, and significantly lower costs for purchased transportation sourced by Menlo's transportation-

     management group as the company continued to leverage pricing opportunities with third-party trucking service providers.



  *  Net revenue of $129.3 million, a slight increase from $127.9 million in the previous-year third quarter, reflecting higher gain-share revenues.



TRUCKLOAD



For the third quarter of 2009, Con-way Truckload, the company's full-

truckload transportation operation, reported:



  *  Operating income of $10.6 million, a decrease of 30.1 percent compared to $15.2 million in the previous-year period. Results included a $2.3 million charge related to the disposition of 150 tractors that will be replaced during the fourth quarter.  Excluding the charge, operating income in the 2009 third quarter was $13.0 million.



  *  Revenue of $95.7 million, after the elimination of $50.6 million in inter-company revenues. This compares to 2008 third-quarter revenue of

     $140.9 million (after elimination of $42.7 million in inter-company revenues).



  *  Operating ratio before inter-company eliminations and exclusive of fuel surcharges was 91.7, compared to 88.6 in the third quarter of 2008.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced losses of $1.8 million and $1.1 million, respectively, in the 2009 and 2008 third quarters.



INVESTOR CONFERENCE CALL



Con-way will host a conference call for the investment community tomorrow,

Wednesday, November 4 at 8:30 a.m. Eastern Standard Time (5:30 a.m. Pacific).



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 32526465.  An Internet replay of the presentation will also be available at the Con-way site.


About Con-way -- Con-way Inc. (NYSE:CNW) is a $4.3 billion freight transportation and logistics services company headquartered in San Mateo, Calif. A diversified transportation company, Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.


FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, in tangible assets and other long-lived assets, the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 7 of Con-way's 2008 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.




                                Con-way Inc.
                      Statements of Operating Results
              (Dollars in thousands except per share amounts)

                             Three Months Ended            Nine Months Ended
                               September 30,                 September 30,
                           ---------------------       ----------------------
                            2009           2008         2009           2008
                           --------     --------       ---------    ---------

REVENUES

   Freight            $  692,750 [b] 808,326        1,890,434 [b] 2,375,654
   Logistics [a]         344,361     419,896          987,793     1,138,494
   Truckload              95,681     140,932          271,490       394,264
   Other                     649       1,015            2,989         3,023
                      ----------     --------      ----------     ---------
                      $1,133,441   1,370,169        3,152,706     3,911,435
                      __________     ________      __________     _________


OPERATING INCOME (LOSS)

    Freight           $   22,816 [b]  61,107           48,423 [b]   174,559 [d]
    Logistics              9,532       3,678           22,305        14,895
    Truckload             10,620      15,195         (115,179)[c]    37,907
    Other                 (1,834)     (1,063)           1,239           424
                       ---------     --------       ----------     ---------
                          41,134      78,917          (43,212)      227,785


Other Expense, net        16,110      15,169           48,204       43,247
                       ---------     --------       ----------     ---------

Income (Loss) before
  Income Tax Provision    25,024      63,748          (91,416)     184,538
                          11,532      23,264           14,402       71,136
                       ---------     --------       ----------     ---------

Income (Loss) from
 Continuing Operations    13,492      40,484         (105,818)     113,402
                       ---------     --------       ----------    ---------


Discontinued Operations, net of tax

  Gain from Disposal           -            -               -        1,609
                       ---------     --------       ----------    ---------
                               -            -               -        1,609

Net Income (Loss)         13,492      40,484         (105,818)     115,011

  Preferred Stock
               Dividends       -       1,655            3,189        5,028

                       ---------     --------       ----------    ---------
NET INCOME (LOSS) APPLICABLE TO
  COMMON SHAREHOLDERS $   13,492      38,829         (109,007)     109,983
                      __________     ________       __________    _________


NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS APPLICABLE TO
  COMMON SHAREHOLDERS $   13,492      38,829         (109,007)     108,374
                      __________     ________       __________    _________


Weighted-Average Common Shares Outstanding

  Basic               48,862,692   45,499,208      47,009,642    45,367,459
  Diluted             49,497,740   48,336,200      47,009,642    48,256,429



Earnings (Loss) Per Common Share

  Basic
    Net Income (Loss)
     from Continuing
     Operations            $  0.28      $ 0.85          $ (2.32)      $ 2.39
     Gain from Disposal          -           -                -         0.03
                          ---------     --------       ----------    --------
                           $  0.28      $ 0.85          $ (2.32)      $ 2.42
                         __________     ________       __________    ________



 Diluted
    Net Income (Loss)
     from Continuing
     Operations            $  0.27      $ 0.81         $ (2.32)       $ 2.26
     Gain from Disposal          -           -               -          0.04
                          ---------     --------       ----------    --------
                           $  0.27      $ 0.81         $ (2.32)       $ 2.30
                         __________     ________       __________    ________



                    ****************************************************



[a] Logistics' net revenues

   Revenues              $  344,361       419,896        987,793    1,138,494
   Purchased Transportation
     Expense               (215,048)     (291,964)      (606,544)    (757,923)
                          ----------     --------      ----------    ---------
   Net revenues           $ 129,313       127,932        381,249      380,571
                          __________     ________      __________    _________


[b] The three and nine months ended September 30, 2009 include a change in accounting estimate at the Freight segment, which increased the allowance for revenue adjustments and decreased both revenue and operating income by $5.4 million ($0.07 per diluted share).

[c] The nine months ended September 30, 2009 included a goodwill impairment charge of $134.8 million ($2.86 per share) in the first quarter of 2009.

[d] The nine months ended September 30, 2008 included $5.2 million
    ($0.07 per diluted share) of first-quarter expense associated with restructuring activities at Freight.





                                 Con-way Inc.
                           Condensed Balance Sheets
                            (Dollars in thousands)


ASSETS               September 30, 2009           December 31, 2008

Current assets        $    1,097,468              $        951,082
Property, plant
 and equipment, net        1,365,572                     1,471,956
Other assets                 447,451                       648,669
                       -------------              ----------------
      Total Assets    $    2,910,491              $      3,071,707
                       _____________              ________________



LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities   $      829,717              $        658,077
Long-term debt
 and guarantees              718,047                       926,224
Other long-term
 liabilities and
 deferred credits [a]        628,359                       861,814
Shareholders'
  equity [a]                 734,341                       625,592
                       -------------              ----------------
Total Liabilities and
 Shareholders' Equity  $   2,910,491              $      3,071,707
                       _____________              ________________


[a] Effective April 30, 2009, Con-way amended its primary defined benefit pension plan to permanently curtail benefits associated with future increases in employee compensation. In connection with the curtailment, Con-way re-measured its plan-related assets and liabilities as of April 30, 2009. Accordingly, as of the re-measurement date, Con-way recorded a $299.9 million decrease to the plan obligation, a $116.9 million decrease in long-term deferred tax assets, and a $182.9 million net increase to shareholders' equity (to reflect a reduction in the accumulated other comprehensive loss).